Madison Covered Call & Equity Strategy Fund
Madison Funds
Ultra Series Fund
Nominating and Governance Committee Charter
Amended and Restated Effective May 8, 2018

I.	Membership and Qualifications of the Nominating and Governance Committee
The Nominating and Governance Committee (the “Committee”) shall consist of all of the Independent Trustees on the Board of Trustees (the “Board”). No member of the Nominating and Governance Committee shall be an “interested person” of any of the above referenced investment company Trusts, as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”)1, nor shall any member receive any compensation from any such Trusts except compensation for service as a member of the Trust’s Board of Trustees (“Board”) or a committee of the Board. Hereinafter, any references to a Trust or the Trusts shall refer to the above referenced investment companies.

II.	Purposes of the Nominating and Governance Committee
The purposes of the Nominating and Governance Committee of the Boards of the Trusts is to review matters pertaining to the composition, committees, and operations of the Board.

III.	Duties and Powers of the Nominating and Governance Committee
The Committee shall have the following duties and powers:

1.	To evaluate and recommend all candidates for election or appointment as members of the Board and recommend the appointment of members and chairs of each Board committee.

2.	To review policy matters affecting the operation of the Board and Board committees and make such recommendations to the Board as deemed appropriate by the Committee.

3.	To evaluate periodically the effectiveness of the Board and Board Committees and make such recommendations to the Board as deemed appropriate by the Committee.
The Committee shall meet annually (or more frequently, if needed) and be empowered to hold special meetings, as circumstances require. A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting of the Committee. The action of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the action of the Committee.
Any action of the Committee may be taken without a meeting if all of the members of the Committee consent thereto in writing.
1As contemplated by certain rules under the 1940 Act, the selection and nomination of candidates for election as members of the Board who are not “interested persons” shall be made by the incumbent members of the Board who are not “interested persons.”

IV.	Role and Responsibilities of Nominating and Governance Committee
The Committee requires that Trustee candidates have a college degree or equivalent business experience. The Committee may take into account a wide variety of factors in considering Trustee candidates, including (but not limited to): (i) availability and commitment of a candidate to attend meetings and perform his or her responsibilities on the Board, (ii) relevant industry and related experience, (iii) educational background, (iv) financial expertise and (v) overall diversity of the Board’s composition.
In identifying potential nominees for the Board, the Committee may consider candidates recommended by one or more of the following sources: (i) the Trust’s current Trustees, (ii) the Trust’s officers, (iii) the Trust’s investment advisor(s), (iv) the Trust’s shareholders (see below) and (v) any other source the Committee deems to be appropriate. The Committee may, but is not required to, retain a third party search firm at the expense of the Trust(s) to identify potential candidates.
The Committee also requires that no Trustee may continue to serve after the end of the calendar year in which the Trustee attains age seventy-six (76) unless all of the other Trustees, including those who are not Independent Trustees, unanimously approve such Trustee continuing to hold office at a regular or special Trustee meeting. After any such initial approval, the decision to allow such a Trustee to continue to hold office must be unanimously approved at the last regular Trustee meeting of each calendar year and shall be effective no longer than the end of the following calendar year. Should any such Trustee fail to receive the requisite unanimous approval, the Trustee shall be considered to have retired on the last day of the applicable calendar year unless he or she requests an earlier retirement date.

V.	Operations of Nominating and Governance Committee
The Committee will consider and evaluate nominee candidates properly submitted by shareholders on the same basis as it considers and evaluates candidates recommended by other sources. Appendix A to this Charter, as it may be amended from time to time by the Committee, sets forth procedures that must be followed by shareholders to properly submit a nominee candidate to the Committee (recommendations not properly submitted in accordance with Appendix A will not be considered by the Committee).

Appendix A
Procedures for Shareholders to Submit Nominee Candidates
Except as set forth in the applicable Trust’s Agreement and Declaration of Trust and/or Bylaws, a Trust shareholder must follow the following procedures in order to properly submit a nominee recommendation for the Committee’s consideration.

1.
The shareholder (the “Recommending Shareholder”) must submit any such recommendation (the “Shareholder Recommendation”) in writing to the respective Trust, to the attention of the Secretary, at the address of the principal executive offices of the Trust.

2.
The Shareholder Recommendation must be delivered to or mailed and received at the principal executive offices of the Trust (i) in connection with an annual meeting, not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting, or (ii) in connection with a special meeting called for the purpose of electing one or more Trustees, not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which a “public announcement” (as defined below) is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In the event the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, or in the event that no annual meeting was held the preceding year, the Shareholder Recommendation will be timely if so delivered not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made. The public announcement of a postponement or adjournment of an annual or special meeting shall not commence a new time period for purposes of the Shareholder Recommendation’s timeliness. “Public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Trust with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act).

3.	The Shareholder Recommendation must include:
(i) a statement in writing setting forth –
(A) the name, age, date of birth, business address, residence address and citizenship of the person recommended by the Recommending Shareholder (the “Candidate”),
(B) as to each of the Recommending Shareholder, the Candidate and any Shareholder Associated Person (as defined below), the class or series and number of all shares of the applicable Trust (the “Trust Shares”) owned of record or beneficially by such Recommending Shareholder, Candidate or Shareholder Associated Person, the date(s) on which such Trust Shares were acquired, the investment intent of such acquisition(s), and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such shares or other security) in any Trust Shares of any such person (whether or not such person maintains a “net long” position),
(C) information as to the Candidate’s knowledge of the investment company industry, experience as a trustee or senior officer of a public company, directorships or trusteeships on the boards of other registered investment companies and educational background,
(D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Shareholder Recommendation by, or on behalf of, the Recommending Shareholder, the Candidate and/or a Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Recommending Shareholder, Candidate or Shareholder Associated Person with respect to any Trust Shares,
(E) the nominee holder for, and number of, any Trust Shares owned beneficially but not of record by the Recommending Shareholder, the Candidate or a Shareholder Associated Person and evidence establishing such beneficial owner’s indirect ownership of and entitlement to vote such Trust Shares,
(F) to the extent known by the Recommending Shareholder, the name and address of any other shareholder supporting the Candidate for election as a Trustee of the Trust on the date of the Shareholder Recommendation,
(G) a representation that the Recommending Shareholder intends to appear in person at the Board or shareholder meeting to nominate the Candidate,
(H) any other information regarding the Candidate called for with respect to director nominees by paragraphs (a), (d), (e), (f) of Item 401 of Regulation S-K or paragraph (b) of Item 22 of Rule 14a-101 (Schedule 14A) under the Exchange Act adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation or rule subsequently adopted by the Securities and Exchange Commission or any successor agency applicable to the Trust),
(I) any other information regarding the Candidate that would be required to be disclosed if the Candidate were a nominee in a proxy statement or other filing required to be made in connection with solicitation of proxies for election of directors in an election contest (even if an election contest is not involved) pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and
(J) whether the Recommending Shareholder believes that the candidate is or will be an “interested person” of the Trust (as defined in the 1940 Act) and, if not an “interested person,” information regarding the Candidate that will be sufficient for the Trust to make such determination;
(ii) the written and signed consent of the Candidate (x) to be named as a nominee and to serve as a Trustee if elected; and (y) to complete a trustees’ and officer’s questionnaire if elected;
(iii) a certificate executed by the Candidate certifying that the Candidate is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Trust in connection with service or action as a Trustee of the Trust that has not been disclosed to the Trust;
(iv) a written and signed representation of the Candidate that he or she (x) is not ineligible to serve as a Trustee under Section 9(a) of the 1940 Act, (y) is not covered by, or subject to a proceeding regarding Section 9(b) of the 1940 Act and (z) will not serve as a trustee or officer of another closed end investment company unless such company is managed by the Trust’s investment manager or investment adviser or by an affiliate of either;
(v) the Recommending Shareholder’s name and address as they appear on the Trust’s books;
(vi) a description of any personal and/or business relationship or any agreement, arrangement or understanding with respect to the nomination between or among the Recommending Shareholder, the Candidate, the Shareholder Associated Person, any of their respective affiliates or associates, and/or any others acting in concert with any of the foregoing (including their names); and
(vii) any other information as the Committee may reasonably require or deem necessary to determine the eligibility of the Candidate to serve on the Board.

4.
“Shareholder Associated Person” of any shareholder means (x) any person acting in concert with such shareholder (including, but not limited to, in connection with the Shareholder Recommendation), and (y) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such shareholder.

5.
Notwithstanding the foregoing provisions of this Appendix A, unless otherwise required by law, if the Recommending Shareholder (or a qualified representative of the Recommending Shareholder) does not appear at the shareholder meeting to present the nomination, then the nomination shall be disregarded, notwithstanding that proxies relating to the nomination may have been received by the Trust. For purposes of this Appendix A, to be considered a qualified representative of the Recommending Shareholder, a person must be a duly authorized officer, manager or partner of the Recommending Shareholder or must be authorized by a writing executed by the Recommending Shareholder to act for the Recommending Shareholder as proxy at the meeting and such person must deliver a copy of the writing to the Secretary at the meeting.

6.
For a nomination to be properly brought before any meeting of shareholders pursuant to this Appendix A, the Recommending Shareholder must be (i) an owner of record on the date of the Shareholder Recommendation, on the record date for such meeting and at the time of the meeting, and/or (ii) a shareholder that holds voting securities entitled to vote at meetings of shareholders through a nominee or “street name” holder of record (a “Nominee Shareholder”) and can demonstrate to the Trust such indirect ownership and such Nominee Shareholder’s entitlement to vote such securities, and is a Nominee Shareholder on the date of the Shareholder Recommendation, on the record date for such meeting and at the time of the meeting.

7.
If information submitted pursuant to this Appendix A by any Recommending Shareholder shall be inaccurate or incomplete in any material respect, such information may be deemed not to have been provided, and the nomination in respect of which such information is required by this Appendix A may be deemed not to have been made. Any such Recommending Shareholder shall notify the Trust of any inaccuracy or incompleteness (within two business days of becoming aware of such inaccuracy or change) in any such information. Within five business days after the record date related to the applicable annual or special meeting of shareholders, and upon written request by the Secretary or the Board, within five business days of delivery of such request (or such other period as may be specified in such request), any such Recommending Shareholder shall provide (i) written verification, satisfactory, in the discretion of the Board or any authorized officer of the Trust, to demonstrate the accuracy or certify the completeness of any information submitted or required to be submitted by the Recommending Shareholder pursuant to this Appendix A, and (ii) a written update of any information submitted by the Recommending Shareholder pursuant to this Appendix A as of the record date or a date not later than such request by the Secretary or the Board. If the Recommending Shareholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided, and the nomination in respect of which such information is required by this Appendix A may be deemed not to have been made.